“HEADS OF AGREEMENT”

THIS MEMORANDUM OF UNDERSTANDING is dated 13th July, 2012 (“Commencement Date”) and is made between:

Seanie Mac Ltd - Office 6F - Unit 6 - KCR Business Estate - Kimmage - Dublin 12.(The Licensee)

Boyle Media Limited (‘Boylesports’) of Boylesports Head Office, Finnabair Business Park, Dundalk, Co. Louth. (The Licensor)

RECITALS

Boyle Media Limited is a sales and marketing company that carries on the business of licensing, integrating and operating Boylesports betting products for other remote gambling companies.Boylesports Isle of Man is licensed in the Isle of Man for Sports betting and Boylesports Alderney Ltd is licensed in Alderney for gaming products. Boyle Media Ltd is also a provider of the Boylesports real time sports events, odds and pricing data feed which is integrated to the Licensee website. Boyle MediaLtd. will provide event and customer account settlement and management on behalf of the Licensee.

Seanie Mac Limited is a marketing company which wishes to market Boylesports products and services to its customers.

PRODUCTS

It is agreed between the parties that the following Seanie Mac branded versions of Boylesports betting products will be delivered for the Licensee:

1)	Sportsbook
2)	Casino
3)	Bingo
4)	Games

COST

It is agreed between the parties that the cost of delivery of the above products will be €55k. It is further agreed that the delivery of a branded website will cost €5k and that the delivery of a branded mobile website will be €5k. The total cost of delivery is €65k.

PAYMENT

It has been agreed that 50% of cost will be paid to Boyle Media Ltd on the signing of these Heads of Agreement, with the remaining 50% being paid four weeks later.

DELIVERY TIMELINE

It has been agreed that Seanie Mac will deliver a design document for the website design, dependant on the complexity of the design request, Boyle Media Ltd expect to be able to deliver the websites between 10-14 weeks from the contract signature.

LICENSING

Seaniemac.com will be a trading name of Boylesports Isle of Man Ltd , licensed in the Isle of Man for sports betting and a link from that site will take customers to product specific urls e.g. seaniemacbingo.com for the gaming products licensed in Alderney. The customer will contract with Boylesports Ltd as the licensed entity, but the customer will at all points believe they are dealing with Seanie Mac. Seanie Mac will always “own” the customer.

COMMERICIAL TERMS

The agreed commercial terms are based on a split of gross turnover, minus gross win, leaving Gross Gaming Yield. Gross Gaming Yield minus tax and any payments to software providers (casino games etc.), generates the Gross Gaming Revenue (GGR).

Gross Gaming Yield (GGR) per month	Partner	Boylesports	Minimum Guarantee to Boylesports per month
Up to €50K	70%	30%	€15,000 in Years 2&3 of the contract.
€50k to €250k	75%	25%
€250k to €1m	80%	20%	In Year 1, Months 0-3- no charge
€1m+	85%	15%	Months 4-6 - €7,500
			Months 7-12-€10,000

COSTS

The partner’s share of the Gross Gaming Yield (GGR) is then subject to operational costs including, but not limited to:

1.	Customer Service – €2.80 per customer ticket
2.	Promotions and Bonus @ €20 per new customer
3.	Charge backs at roughly 2% on customer deposits (subject to customer behaviour)
4.	Telephone Betting at €2.80 per transaction
5.	Payment Processing at 2% on deposits* (subject to change)
6.	Video Streaming Horse racing at £0.10 per customer per race
7.	Freefone telephone charges.

Payments will be made to the Licensee monthly on the understanding that client losses are greater than Boylesports minimum guaranteed payment and operational costs. In the event that client losses are less than what is owed, the Licensee will be expected to pay the difference as soon as is practicably possible to ensure continued service to their customers.

CUSTOMER SERVICE

Boyle Media Limited will deliver a fully Seanie Mac branded solution by:

1.	Phone through a dedicated Freefone number answered Seanie Mac.com
2.	Through a dedicated email address at info@seaniemac.com
3.	Through a branded live chat panel.

BONUSING/PROMOTIONS

Boylesports have a standard €20 bonus that we will offer to Seanie Mac’s customers. As the marketing partner Seanie Mac are responsible for all promotions.

PAYMENT PROCESSING

Boyle MediaLimited will allow SeanieMac to use their infrastructure for processing payments by credit and debit card and will allow a narrative for “SeanieMac” for credit card and debit card payments.

FREEFONE

Boyle MediaLimited will provide Freefone numbers for both Customer Service and Telephone Betting. The costs associated with these numbers will be passed on to the Licensee.

LIVE STREAMING

Boylesports MediaLimited will provide the ability for Seanie Mac customers to view live horseracing pictures through the Seanie Mac website at a cost of £0.10 per customer per stream.

TAX

The gaming tax in the Isle of Man jurisdiction is at 1.5% on GGY.Turnover generated by Customers normally resident in the Republic of Ireland, will be solely subject to a tax rate at 1%.

CHARGEBACKS

These are incidents were the customer contacts their bank on receipt of their credit card statement and reports that they did not place the bets on their accounts. Boylesports can report that their incidents of chargebacks are lower than the industry average at 2% of deposits.

CONTRACT

It is the intention of the parties to sign a log form contract in due course.

For and on behalf of Boyle Media Ltd

/s/ Keith O’ Loughlin
Keith O’ Loughlin
CEO, Boylesports Online

For and on behalf of Seanie Mac

/s/ Shane O’ Driscoll
Shane O’ Driscoll
CEO, Seanie Mac Limited